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                                   EXHIBIT 6.1

                                CONTRACT OF SALE
                       FOR INTERNET URLS (DOMAIN NAMES) OF
                                 "POLITICS.COM"
                                 "ELECTIONS.COM"
                                    "GOP.COM"

         THIS CONTRACT is entered into on this 30th day of June, 1999, by and between HOWARD R. BAER, whose address is 2530 South Rural Road, Tempe, Arizona 85282, and who will be referred to in this Contract as the "Seller"; and POLITICS.COM, INC., a Nevada Corporation, with its principal place of business at 2530 South Rural Road, Tempe, Arizona 85282, and which will be referred to in this document as the "Buyer".

                                    RECITALS

         WHEREAS, Seller is the owner of the following three (3) World-Wide-Web Uniform Resource Locators, or Internet Domain Names, known as "POLITICS.COM", "ELECTIONS. COM" and "GOP.COM", which will be referred to in this Contract as the "URLS".

         WHEREAS, Seller is also the sole owner of all of the intangible rights and assets that are or have been connected with the ownership and use of the URLS. These rights may include, but are not limited to, all state and federal statutory and common law rights to any trade names, trademarks, service marks or copyrights, and any business goodwill that may be associated with the URLS and their ownership and use. These rights shall together be referred to in this Contract as the "Associated Rights."

         WHEREAS, it is the intent and agreement of the parties that the Seller will hereby convey to the "Buyer" all right, title and interest that the Seller has in and to the URLS, along with 100% of all right, title and interest that the Seller has or may acquire in and to the Associated Rights.

                                   AGREEMENTS

         WHEREFORE, in view of the foregoing, and in consideration of the mutual promises and covenants that are contained in this Contract, the Buyer and Seller agree as follows:

         1. SALE AND PURCHASE: In exchange for a promissory note of Buyer in the principal amount of $151,000.00 and other good and valuable consideration, which will be referred to herein as the "Purchase Price", the receipt and adequacy of which is hereby acknowledged, and subject to the other terms and conditions that are set forth in this Contract, the Seller hereby sells, conveys and transfers to the Buyer, and the Buyer hereby purchases, accepts and receives from the Seller, the URLS and all of the Associated Rights, that the Seller now owns or may hereafter acquire which in any way relates to the URLS.

         2. MATERIAL REPRESENTATIONS BY THE SELLER: As a material part of the consideration that will be provided to the Buyer by the Seller in this transaction, the Seller represents as follows:

                  a. The Seller is the sole owner of the URLS and the Associated Rights, and has the full and unrestricted right to sell and convey the URLS and the Associated Rights to the Buyer.


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                  b. There are no prior owners of the URLS or the Associated
Rights who now own, claim, or have any interest in the URLS or the Associated Rights.

                  c. There are no pending, expected or threatened legal actions or claims relating to the URLS or the Associated Rights.

                  d. The Seller has not granted to any individual or entity any rights or interests in or to the URLS or the Associated Rights, and there are no individuals or entities that have or are making a claim of any right to the URLS or to any of the Associated Rights.

                  e. The Seller shall cooperate and assist the Buyer, in whatever way is necessary to see that the transfers undertaken hereby are properly accomplished.

         3. TRANSFER OF URLS REGISTRATION: Upon receipt of the Purchase Price, the Seller shall immediately send the original of the InterNIC/Network Solutions, Inc. Registrant Name Change Agreement, which is attached to this Contract as Exhibit "A", completed, signed and notarized by the Seller, to Network Solutions, Inc. for formal processing, at the address that is shown at the top of that document. It shall be the responsibility of the Seller to see that transfer takes place as requested. Exhibit "A" is hereby made a part of this Contract.

         4. EXECUTION OF OTHER DOCUMENTS: The Seller and the Buyer will promptly execute any other documents, and will promptly perform any other acts, that may be reasonably necessary or convenient in order to properly accomplish the transfer of the URLS and the Associated Rights as set forth in this Contract.

                  a. The Buyer shall execute, at the Internet web site of "WWW.NETWORKSOLUTIONS.COM", a Domain Name Registration Agreement with Networks Solutions, Inc., obligating Buyer to assume payment of certain registration and renewal fees for the URLS.

                  b. The Seller shall confirm, via the "WHO IS?" service of InterNIC and Network Solutions, Inc., at the Internet web site of "WWW.NETWORKSOLUTIONS.COM", and certify to the Buyer in writing that the URLS have in fact been formally and properly transferred from the Seller to the Buyer.

         5. GOOD FAITH OBLIGATION OF PARTIES: The Buyer and the Seller shall each have the obligation to act in good faith with respect to their performance under this Contract, and shall make every reasonable effort to effectively communicate with each other, with the intent to facilitate and expedite the proper closing of this transaction.

         6. SETTING OF TIME OF SALE AND RESPONSIBILITY FOR FUTURE EXPENSES:

                  a. The point in time when the Buyer confirms that the URLS have been formally transferred to the Buyer by the Seller, and transmits to the Seller the Purchase Price as described above, shall be referred to as the "Time of Sale". The Buyer will become the complete and unrestricted owner of the URLS and the Associated Rights at the Time of Sale. The Seller shall be responsible for all expenses relating to the URLS and its maintenance and hosting, if any, prior to the Time of Sale, and the Buyer shall be responsible for all such expenses after the Time of Sale.


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                  b. The Buyer shall be responsible to pay when due any
registration fees that will be due to InterNIC and Network Solutions, Inc., in connection with the URLS being transferred from the Seller and placed in the name of the Buyer.


         7. CONTROLLING LAWS: The laws of the State of Arizona shall be applied in interpreting and enforcing this Contract and its provisions.




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         IN WITNESS OF their voluntary agreement to the foregoing terms and conditions, this Contract is being executed on behalf of the Buyer and the Seller with the specific intention that it becomes binding upon them as of the date that is set forth in the first paragraph of this Contract.

"BUYER"                                             "SELLER"
POLITICS.COM, INC.



By: /s/ Brian Wadsworth                              /s/ Howard R. Baer
   ----------------------------                      -----------------------
     Brian Wadsworth, President                       Howard R. Baer
     2530 South Rural Road                            2530 South Rural Road
     Tempe, Arizona 85282                             Tempe, Arizona  85282




STATE OF ARIZONA                            )
                                            )ss:
County of  Maricopa                         )


         The foregoing document was SUBSCRIBED AND SWORN TO before me, a duly authorized Notary Public, in and for the State and County that is set forth above, on this 26th day of July, 1999, by a person that is known by me to be Howard R. Baer.


                                   /s/ Diane M. Lewis
                                   ------------------
                                    Notary Public

My Commission Expires:

February 16, 2001